Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 31, 2026, relating to the financial statements and financial highlights of American Pension Investors Trust comprising Yorktown Growth Fund, Yorktown Bond Fund (formerly, Yorktown Multi-Sector Bond Fund), Yorktown Short Term Bond Fund, and Yorktown Small Cap Fund, which are included in Form N-CSR for the year ended January 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 26, 2026